UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2014

GSE Holding, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35382	77-0619069
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19103 Gundle Road Houston, TX 77073
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 443-8564
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 17, 2014, GSE Holding, Inc. (the “Company”) and certain of its affiliates, including GSE Environmental, Inc. (collectively with the Company, the “Credit Parties”), entered into a fifth amendment (the “Priming Facility Amendment”) to their secured revolving super priority credit facility with General Electric Capital Corporation (the “Agent”) and the other financial institutions party thereto (as amended from time to time, the “Priming Facility”).  On April 17, 2014, the Credit Parties also entered into an eleventh amendment (the “First Lien Credit Facility Amendment”) to their first lien senior secured credit facility with the Agent and the other financial institutions party thereto (as amended from time to time, the “First Lien Credit Facility”).

The Priming Facility Amendment increases the Priming Facility from $15 million to $18 million to provide additional liquidity to support operations in the ordinary course of business while the Company pursues the previously disclosed sale process.  Pursuant to the First Lien Credit Facility Amendment, the lenders under the First Lien Credit Facility have agreed to permit the Credit Parties to incur the additional indebtedness under the Priming Facility.  There can be no assurance that the increased Priming Facility will be sufficient to continue to fund the Company’s operations.

As previously disclosed and pursuant to the Priming Facility and the First Lien Credit Facility, the Company has agreed to pursue a sale process to sell the Company and use the proceeds to repay its indebtedness.  Under the Priming Facility, the deadline for the completion of an acceptable sale remains April 30, 2014.  The First Lien Credit Facility Amendment extends the First Lien Credit Facility’s deadline for the completion of an acceptable sale from April 21, 2014 to April 30, 2014.  The failure to complete an acceptable sale by April 30, 2014 would result in an event of default under the Priming Facility and the First Lien Credit Facility, which would almost certainly result in a bankruptcy filing.

There can be no assurance that the Company can conclude an acceptable sale.  Even if a sale is completed, there can be no assurance that creditors will receive payment in full or that stockholders will receive any recovery in connection with the sale.  There is a high likelihood that any sale that takes place will be accomplished through a court-supervised bankruptcy process.

The foregoing descriptions of the Priming Facility Amendment and the First Lien Credit Facility Amendment are summaries of the terms of such amendments and are qualified in their entirety by the text of the Priming Facility Amendment and the First Lien Credit Facility Amendment, copies of which are being filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements may include words such as “anticipate,” “believe,” “expect,” “intend,” “may” and other words and terms of similar meaning, including in connection with any discussion of the timing or nature of future financial performance or other events. Such forward-looking statements are subject to certain risks and uncertainties, including: the high likelihood that the Company will voluntarily seek, or be forced to seek, bankruptcy protection; the outcome of the Company’s sale process; the values placed upon the Company by third parties in the sale process; whether the Company’s creditors will receive payment in full or the Company’s stockholders will receive any recovery in connection with the sale process; whether the Company is able to satisfy any conditions to funding under the Priming Facility; whether a trading market for the Company’s common stock will exist on the OTCQB Marketplace; and other factors disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, the Company disclaims any obligation to publicly update such statements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Fifth Amendment to First Lien Revolving Credit Agreement, dated April 17, 2014, by and among GSE Environmental, Inc., General Electric Capital Corporation and the other parties thereto.

10.2	Eleventh Amendment to First Lien Credit Agreement, dated April 17, 2014, by and among GSE Environmental, Inc., General Electric Capital Corporation and the other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE Holding, Inc.

Date: April 17, 2014	By:	/s/ Daniel C. Storey
	Name:	Daniel C. Storey
	Title:	Senior Vice President and Chief Financial Officer